FOR IMMEDIATE RELEASE	Investor Relations Contact: Stephen A. Fowle
January 26, 2012	(302) 571-6833 sfowle@wsfsbank.com
Media Contact: Stephanie Heist
(302) 571-5259 sheist@wsfsbank.com

WSFS REPORTS 4th QUARTER AND FULL YEAR 2011 NET INCOME;
2011 EPS INCREASES 56% OVER 2010

REVENUE GROWTH CONTINUES AND REFLECTS INCREASES IN LOANS, CORE DEPOSITS AND WEALTH BUSINESS

WILMINGTON, Del., WSFS Financial Corporation (NASDAQ: WSFS), the parent company of WSFS Bank, reported net income of $22.7 million, or $2.28 per diluted common share for the full year of 2011, a 56% improvement compared to net income of $14.1 million, or $1.46 per diluted common share for 2010.

For the fourth quarter of 2011, WSFS reported net income of $6.2 million, or $0.63 per diluted common share, compared to net income of $2.1 million, or $0.16 per diluted common share for the fourth quarter of 2010 and net income of $6.8 million, or $0.70 per diluted common share for the third quarter of 2011.

Highlights for the quarter:
•
Loan growth in the quarter was $62.8 million, or 2% (9% annualized), with Commercial and Industrial (“C&I”) loans increasing $62.6 million, or more than 4% (18% annualized), primarily from market-share gains. The increase during the fourth quarter of 2011 is the strongest quarter of loan growth this year.

•
Core deposits grew $124.7 million, in the quarter, or more than 6% (25% annualized) and $309.1 million, or 17% from prior year levels.  Again, the increase during the fourth quarter of 2011 is the strongest quarter of core deposit growth this year.

•
Total net revenue for the fourth quarter of 2011 continued to grow, capping a year where net revenue grew $18.8 million or 11% from 2010, driven by increases in both net interest income and fee income.

•
Nonperforming assets improved in the quarter to 2.14% of assets from 2.31% of assets last quarter, and decreased 5% to $91.7 million from $96.7 million. Delinquency percentages were stable.  Net charge-offs declined 26% to $7.1 million during the fourth quarter of 2011, and 49% from the fourth quarter of 2010.  The provision for loan losses of $6.9 million stabilized in the quarter and essentially matched net charge-offs.

•	WSFS declared a quarterly common dividend of $0.12 per share.

Notable items in the quarter:

•
WSFS realized $1.9 million, or $0.14 per diluted common share (after-tax), in net gains on securities sales, reflecting the continued prudent management of the mortgage-backed securities (“MBS”) portfolio.  This compares to similar net gains of $1.9 million, or $0.14 per diluted common share in the third quarter of 2011 and net losses of $993,000, or $0.07 per diluted common share in the fourth quarter 2010.

•
In late 2011, the Company engaged a regulatory consulting firm to assist in the transition to its new primary regulators.  Related to this engagement, the Company incurred approximately $425,000, or $0.03 per diluted common share, in professional fees in the quarter.

CEO outlook and commentary:

“2011 was another year of significant growth in both the franchise and profitability.  Loan growth, particularly in C&I lending, was strong despite a sluggish economy and a weak year for credit growth nationally.  Deposit growth exceeded 10% this year, propelling us to a strong number three market share position in Delaware.  Our ATM division, Cash Connect®, broke the 12,000 ATMs-serviced benchmark and we increased the number of WSFS-branded ATMs to more than 400, by far the largest private network in our market.  We also expanded our reach significantly into the attractive Southeastern Pennsylvania market with both retail branches and commercial lenders.  Finally, during 2011 we successfully completed the integration of Christiana Trust, meeting our expense synergy goals and exceeding our revenue expectations.

“As a result in 2011, we achieved significant revenue growth of 11%, or nearly $19 million over 2010.

“2011 also was a year of increased traction in the management of our credit profile.  Through steady management we stabilized or improved many of our credit metrics.  As a result, total credit costs decreased 24% from 2010 levels.

“And we have continued to invest in our Associates and our service model in order to build on our strategy of Engaged Associates and Customer Advocates.  For the third year in a row we were ranked #1 on The News Journal's list of Top Workplaces in Delaware.  Our “world class” rating in customer surveys was borne out as we were also named "Top Bank" in Delaware by the readers of The News Journal and delawareonline in their annual Readers' Choice Awards.  This culture and the efforts of our Associates have been, and will continue to be, critical in continuing our growth in franchise value.

“As with 2010, 2011 showed significant growth and earnings improvement from market share gains, however more can be achieved.  The rate of our earnings growth has purposefully been impacted by the acceleration of many longer-term strategic investments into 2010 and 2011.  As we enter into 2012, we are reaching the end of this strategic plan stage and have turned our focus to optimizing these ample investments and growing our bottom line, while continuing to improve asset quality.”

Fourth Quarter 2011 Discussion of Financial Results

Net interest margin and net interest income
Net interest income for the fourth quarter was $32.4 million and increased $236,000, or 1% (3% annualized), from the third quarter of 2011.  The net interest margin for the fourth quarter of 2011 was 3.61%, a two basis point decrease from 3.63% reported for the third quarter of 2011.  Compared to the fourth quarter of 2010, net interest income increased $2.0 million, or 6%, and the net interest margin decreased two basis points.

The net interest margin percentage in the periods remained relatively stable as a decrease in the MBS portfolio yield, the result of the low rate environment and MBS prepayments and sales, was nearly offset by lower retail deposit and wholesale funding costs.

Customer funding growth increased

Customer funding increased at a strong rate during the fourth quarter of 2011.  Total customer funding was $2.9 billion at December 31, 2011, an increase of $114.9 million, or 4% (17% annualized), over levels reported at September 30, 2011.  This increase included one large temporary trust transaction of $55.0 million.  Adjusted for this account, customer funding increased a solid $59.9 million, or 2% (9% annualized).

Core deposit accounts grew $124.7 million, or 6% (25% annualized), due to growth of $63.9 million in demand accounts and $67.9 million in money market accounts.  Adjusted for the $55.0 million temporary trust money market account, core deposits increased $69.7 million, or 4% (14% annualized).

Customer funding increased $262.0 million, or 10%, over balances at December 31, 2010 due to higher core deposit account balances, partially offset by a decrease in higher cost customer time and sweep accounts.

The following table summarizes current customer funding balances and composition compared to prior periods.

	At		At		At
(Dollars in thousands)	December 31, 2011		September 30, 2011		December 31, 2010

Noninterest demand	$525,444	18%	$492,685	18%	$468,098	18%
Interest-bearing demand	389,495	14	358,322	13	312,546	12
Savings	368,390	13	375,528	13	255,340	10
Money market	805,570	28	737,706	27	743,808	28
Total core deposits	2,088,899	73	1,964,241	71	1,779,792	68
Customer time	758,595	26	767,001	28	781,976	30
Total customer deposits	2,847,494	99	2,731,242	99	2,561,768	98
Customer sweep accounts	37,925	1	39,281	1	61,606	2
Total customer funding	$2,885,419	100%	$2,770,523	100%	$2,623,374	100%

Strong increase in the loan portfolio driven by 18% annualized C&I loan growth

Total net loans were $2.7 billion at December 31, 2011, an increase of $62.8 million (9% annualized) compared to the prior quarter-end, mainly due to increases in C&I and commercial real estate (“CRE”) loans; C&I loans grew $62.6 million, or 18% annualized, and CRE loans grew $18.4 million, or 12% annualized.  Most of this growth occurred late in the quarter and was partially offset by decreases of $18.4 million in other loan categories, including the continued intentional reduction of construction and residential mortgage loans.

Net loans increased $136.9 million, or 5% compared to December 31, 2010.  This increase included growth of $222.1 million, or 18%, in C&I loans, partially offset by reductions of $39.3 million in residential mortgage loans and $34.7 million in construction loans.

The following table summarizes current loan balances and composition compared to prior periods.

	At		At		At
(Dollars in thousands)	December 31, 2011		September 30, 2011		December 31, 2010
Commercial & industrial	$1,460,184	54%	$1,397,542	53%	$1,238,046	48%
Commercial real estate	622,300	23	603,870	23	621,998	24
Construction (1)	105,925	4	111,504	4	140,659	5
Total commercial loans	2,188,409	81	2,112,916	80	2,000,703	77
Residential mortgage	285,688	10	293,110	11	325,018	13
Consumer	291,757	11	297,167	11	310,508	12
Allowance for loan losses	(53,080)	(2)	(53,188)	(2)	(60,339)	(2)
Net Loans	$2,712,774	100%	$2,650,005	100%	$2,575,890	100%

(1) Includes $45.4 million of commercial construction, $39.6 million of residential construction and $20.9 million of owner-occupied construction loans at December 31, 2011.

Many asset quality statistics continue to show improvement

The ratio of nonperforming assets to total assets improved to 2.14% at December 31, 2011, from 2.31% at September 30, 2011 and nonperforming assets improved 5% to $91.7 million at December 31, 2011, from $96.7 million at September 30, 2011.  Included in this decline, nonaccrual loans decreased to $71.1 million at December 31, 2011 from $76.1 million at September 30, 2011.  This improvement was mainly the result of the Company’s continued asset disposition efforts.

Total loan delinquency remained relatively unchanged at 2.48% as of December 31, 2011 compared to 2.47% as of September 30, 2011. Included in these amounts, total performing loan delinquency (loans contractually past due 30 days or greater, excluding delinquent nonperforming loans) was 0.61% of total loans, or $16.8 million, at December 31, 2011, compared to 0.51%, or $13.7 million, at September 30, 2011. Early stage delinquencies (loans contractually past due 30-89 days) were $15.8 million, or 0.57%, at the end of the current quarter compared to $12.2 million, or 0.45%, at the end of the third quarter of 2011, mainly due to an increase in delinquent consumer loans.

The following table summarizes current loan portfolio delinquency as a percent of total loans compared to prior periods.

	At		At		At
(Dollars in thousands)	December 31, 2011		September 30, 2011		December 31, 2010

Total commercial loans	$5,677	0.26%	$4,574	0.22%	$5,672	0.28%
Residential mortgage	7,626	2.77	7,377	2.59	8,892	2.88
Consumer	3,492	1.20	1,737	0.58	1,518	0.49
Performing loan delinquency	16,795	0.61	13,688	0.51	16,082	0.61
Nonperforming loan delinquency	51,467	1.87	52,788	1.96	46,869	1.78
Total loan delinquency	$68,262	2.48%	$66,476	2.47%	$62,951	2.39%

 The Bank’s ratio of classified assets to total Tier 1 capital plus the allowance for loan losses (“ALL”) was 52.2%, an increase from 42.4% at September 30, 2011 and a significant decrease from its high point of 70.5% at the end of the first quarter of 2010.

In late 2011, the Company undertook a project to reduce the number of Pass grades in its loan rating system with a goal of recalibrating its loan rating classifications to current Office of the Comptroller of the Currency and Federal Reserve Board standards (risk-rating reclassification project) and drawing a brighter line between its Pass and Criticized loan categories.  The project resulted in the elimination of the Company’s last Pass grade, or its “pass/watch” grade.  The regulatory consulting firm mentioned earlier, assisted the Company in reviewing all loans in this eliminated grade.  The review resulted in $67 million of previous “pass/watch” loans being reclassified to Criticized or Classified, with none being placed into nonaccrual status.  The impact of this project accounted for virtually all of the above increase in the ratio of classified assets to Tier 1 capital plus ALL, and contributed to an incremental $2.1 million to the provision and ALL in the quarter.

During the fourth quarter of 2011, net charge-offs were $7.1 million, or 1.04% (annualized), a 26% decrease from $9.6 million, or 1.43% (annualized), reported in the third quarter of 2011.  The amount of net charge-offs were essentially equal to the provision for loan losses during the quarter.

The total provision for loan losses increased slightly to $6.9 million in the fourth quarter of 2011 from $6.6 million in the third quarter of 2011, but declined 30% from $9.9 million in the fourth quarter of 2010.  Included in this quarter’s provision was the impact of the risk-rating recalibration project ($2.1 million) discussed earlier in this section.  Significant new loan growth also contributed to the increase in the provision compared to the prior quarter; however, the provision was favorably impacted during the fourth quarter by lower net charge-offs and less risk migration in the remaining loan portfolio.

Total credit costs (provision for loan losses, loan workout expenses, OREO expenses and letter of credit reserves) increased to $9.6 million from $8.4 million in the third quarter of 2011, and declined from $11.5 million in the fourth quarter of last year.  Total credit costs in the quarter were impacted by the risk-rating recalibration project and a bulk sale of OREO.

The allowance for loan losses remained stable during the quarter at $53.1 million, and the ratio of the allowance for loan losses to total gross loans declined to 1.92% at December 31, 2011 from 1.97% at September 30, 2011, due to growth in the Company’s loan portfolio.

Investments

As of December 31, 2011, the Company managed a high-quality securities portfolio with a carrying value of $872.4 million. Substantially all investments held are AAA-rated.  Net securities gains added $1.9 million, or $0.14 per diluted common share in this quarter, compared to $1.9 million, or $0.14 per diluted common share in the third quarter of 2011 and net losses of $993,000, or $0.07 per diluted common share in the fourth quarter of 2010.  Ongoing portfolio management is aimed at minimizing credit risk and decreasing prepayment/premium risk in this low interest rate environment.  The Company has $11.7 million (net of taxes) in unrealized gains in its securities portfolio at December 31, 2011.  The duration of the portfolio increased to 3.6 years primarily due to portfolio management which included the sale of shorter-duration securities and reinvestment in longer-duration MBS.

Noninterest income continued to increase

During the fourth quarter of 2011, the Company earned noninterest income of $17.0 million compared to $16.9 million in the third quarter of 2011.  Net securities gains were comparable for both periods.  The increase in fee income was driven by growth in mortgage banking fees during the fourth quarter.

Noninterest income increased $4.9 million during the fourth quarter of 2011 from the $12.1 million reported during the same period a year ago.  Excluding the impact of net securities gains in both periods, noninterest income increased by $2.0 million, or 15%.  Fiduciary & investment management income increased $1.4 million in the quarter, resulting primarily from the December 2010 acquisition of Christiana Bank & Trust (“CB&T”).  In addition, increases in credit/debit card and ATM fees and deposit service charges, from increased volume and franchise growth, exceeded year-over-year declines in mortgage banking revenues.

Noninterest expenses reflect credit management and franchise growth

Noninterest expense for the fourth quarter of 2011 totaled $33.0 million compared to $32.4 million in the third quarter of 2011, or an increase of $614,000.  During the quarter, loan workout and OREO expenses increased by $1.0 million and included the impact from a bulk sale of OREO and readying other problem assets under agreement of sale for disposition in early 2012. Also included in the total expense increase was the $425,000 of professional fees related to the engagement of the regulatory consulting firm. Marketing expenses declined in the quarter as a result of incremental marketing expenses in the third quarter from the Company’s “Right Here” marketing campaign. The remaining expenses were essentially flat with the prior quarter.

Noninterest expense for the fourth quarter of 2011 increased from the same period of 2010.  Excluding the CB&T integration costs of $1.4 million in the fourth quarter of 2010, noninterest expenses increased by $4.5 million, or 16%, over the fourth quarter of 2010 and included a $1.2 million increase in loan workout and OREO costs from credit management. The remaining increase in expenses over the prior year is the result of normal ongoing operational costs related to the CB&T acquisition, and organic franchise growth, including the opening and renovation of several branches, the hiring of additional commercial relationship managers and related infrastructure and support costs.

Niche business (included in above results)

The Cash Connect® division is a premier provider of ATM vault cash and related services in the United States. It services over $420 million in vault cash in more than 12,000 non-bank ATMs nationwide and also operates over 400 ATMs for WSFS Bank, which has the largest branded ATM network in Delaware.  Cash Connect® recorded $3.9 million in net revenue (fee income less funding costs) during the fourth quarter of 2011. This represented a slight decrease compared to the third quarter of 2011 and an increase of $763,000 compared to the fourth quarter of 2010 as a result of growth in the division during the year.  Noninterest expense related to Cash Connect® was $2.5 million during the fourth quarter of

2011, which was essentially unchanged from the third quarter of 2011 and an increase of $565,000 from the fourth quarter of 2010.  As a result, Cash Connect® reported pre-tax income of $1.5 million for the fourth quarter of 2011, consistent with the third quarter of 2011 and up from $1.3 million during the fourth quarter of 2010.

Income taxes

The Company recorded an income tax provision of $3.3 million in both the fourth quarter and third quarter of 2011.  The Company’s effective tax rate for the fourth quarter of 2011 was 35% and benefited from a slight increase in state and federal tax credits during the quarter.  The effective tax rate for the third quarter of 2011 of 33% was impacted by the favorable resolution associated with a prior year charitable contribution tax deduction.  The Company’s effective tax rate of 26% during the fourth quarter of 2010 was primarily due to the impact of the Company’s tax-exempt income on lower pre-tax income.

Capital management

The Company’s capital increased by $4.9 million to $392.1 million at December 31, 2011, mainly the result of earnings from the fourth quarter of 2011.

Tangible common book value per share was $35.20 at December 31, 2011, a $0.32 increase from $34.88 reported at September 30, 2011.  The Company’s tangible common equity to asset ratio was 7.18% at the end of the fourth quarter.

At December 31, 2011, the Bank’s core capital ratio of 9.28%, Tier 1 risk-based capital ratio of 12.15% and total risk-based capital ratio of 13.40% all reflected a substantial cushion in excess of “well-capitalized” regulatory benchmarks.  $13.0 million in cash resided at the holding company as of December 31, 2011 to support the parent company’s cash needs.

The Board of Directors approved a quarterly cash dividend of $0.12 per common share.  This dividend will be paid on February 24, 2011, to shareholders of record as of February 10, 2011.

Fourth quarter 2011 earnings release conference call

Management will conduct a conference call to review this information at 1:00 p.m. Eastern Standard Time (EST) on Friday, January 27, 2012.  Interested parties may listen to this call by dialing 1-877-312-5857.  A rebroadcast of the conference call will be available two hours after the completion of the conference call, until February 4, 2012, by calling 1-800-585-8367 and using Conference ID 44933994.

About WSFS Financial Corporation

WSFS Financial Corporation is a multi-billion dollar financial services company. Its primary subsidiary, WSFS Bank, is the oldest, locally-managed bank and trust company headquartered in Delaware with $4.3 billion in assets on its balance sheet and $11.6 billion in fiduciary assets, including approximately $1.0 billion in assets under management.  WSFS operates from 49 offices located in Delaware (39), Pennsylvania (8), Virginia (1) and Nevada (1) and provides comprehensive financial services including commercial banking, retail banking and trust and wealth management. Other subsidiaries or divisions include Christiana Trust, WSFS Investment Group, Inc., Cypress Capital Management, LLC and Cash Connect. Serving the Delaware Valley since 1832, WSFS is the seventh oldest bank in the United States continuously operating under the same name. For more information, please visit www.wsfsbank.com.
* * *
This report contains estimates, predictions, opinions, projections and other statements that may be interpreted as “forward-looking statements” as that phrase is defined in the Private Securities Litigation Reform Act of 1995.  Such statements include, without limitation, references to our financial goals, management’s plans and objectives for future operations, financial and business trends, business prospects, and management’s outlook or expectations for earnings, revenues, expenses, capital levels, liquidity levels, asset quality or other future financial or business performance, strategies or expectations.  Such forward-looking statements are based on various assumptions (some of which may be beyond the Company’s control) and are subject to risks and uncertainties (which change over time) and other factors which could cause actual results to differ materially from those currently anticipated.  Such risks and uncertainties include, but are not limited to, those related to the economic environment, particularly in the market areas in which the Company operates; the volatility of the financial and securities markets, including changes with respect to the market value of financial assets; changes in market interest rates, changes in government regulation affecting financial institutions, including the Dodd-Frank Wall Street Reform and Consumer Protection Act and the rules being issued in accordance with this statute and potential expenses associated therewith; changes resulting from our participation in the CPP, including additional conditions that may be imposed in the future on participating companies; and the costs associated with resolving any problem loans and other risks and uncertainties, discussed in documents filed by WSFS Financial Corporation with the Securities and Exchange Commission from time to time.  Forward looking statements are as of the date they are made, and the Company does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.
# # #

WSFS FINANCIAL CORPORATION
FINANCIAL HIGHLIGHTS
STATEMENT OF OPERATIONS
(Dollars in thousands, except per share data)
(Unaudited)
	Three months ended			Twelve months ended
	Dec 31,	Sep 30,	Dec 31,	Dec 31,	Dec 31,
	2011	2011	2010	2011	2010
Interest income:
Interest and fees on loans	$33,223	$32,940	$31,850	$130,922	$126,347
Interest on mortgage-backed securities	6,196	7,052	7,842	27,158	35,212
Interest and dividends on investment securities	150	99	120	546	838
Other interest income	16	-	-	16	6
	39,585	40,091	39,812	158,642	162,403
Interest expense:
Interest on deposits	4,255	4,619	5,442	19,131	23,097
Interest on Federal Home Loan Bank advances	2,106	2,484	2,940	9,972	14,752
Interest on trust preferred borrowings	360	340	343	1,375	1,390
Interest on other borrowings	448	468	634	2,127	2,493
	7,169	7,911	9,359	32,605	41,732

Net interest income	32,416	32,180	30,453	126,037	120,671
Provision for loan losses	6,948	6,558	9,903	27,996	41,883

Net interest income after provision for loan losses	25,468	25,622	20,550	98,041	78,788

Noninterest income:
Credit/debit card and ATM income	5,477	5,523	4,776	21,026	18,947
Deposit service charges	4,396	4,385	3,858	16,371	16,239
Fiduciary & investment management income	3,004	2,982	1,595	11,881	4,761
Securities gains (losses), net	1,925	1,935	(993)	4,878	1,031
Loan fee income	589	610	1,027	2,460	3,042
Mortgage banking activities, net	489	257	1,111	1,524	2,256
Bank-owned life insurance income	240	197	136	2,035	732
Other income	876	1,035	603	3,413	3,107
	16,996	16,924	12,113	63,588	50,115
Noninterest expenses:
Salaries, benefits and other compensation	15,257	15,337	13,456	59,823	49,790
Occupancy expense	3,110	3,171	2,513	12,054	9,748
Loan workout and OREO expense	2,907	1,864	1,667	8,896	6,544
Equipment expense	1,720	1,666	1,660	6,915	6,422
Marketing expense	856	1,597	881	4,302	3,193
FDIC expenses	1,471	1,436	1,782	5,949	7,016
Data processing and operations expense	1,314	1,325	1,047	5,340	4,588
Professional fees	1,855	1,267	1,561	5,829	5,460
Acquisition integration costs	-	-	1,366	780	1,677
Other operating expenses	4,536	4,749	3,935	17,589	14,894
	33,026	32,412	29,868	127,477	109,332

Income before taxes	9,438	10,134	2,795	34,152	19,571
Income tax provision	3,276	3,348	715	11,475	5,454
Net income	6,162	6,786	2,080	22,677	14,117
Dividends on preferred stock and accretion of discount	693	692	694	2,770	2,770
Net income allocable to common stockholders	$5,469	$6,094	$1,386	$19,907	$11,347

Diluted earnings per common share:
Net income allocable to common stockholders	$0.63	$0.70	$0.16	$2.28	$1.46

Weighted average common shares outstanding for diluted EPS	8,714,731	8,700,935	8,650,382	8,717,439	7,786,387

Performance Ratios:
Return on average assets (a)	0.59%	0.65%	0.22%	0.56%	0.37%
Return on average equity (a)	6.30	7.08	2.23	5.96	4.21
Return on tangible common equity (a)	7.41	8.47	1.92	7.03	4.35
Net interest margin (a)(b)	3.61	3.63	3.63	3.60	3.62
Efficiency ratio (c)	66.47	65.64	69.72	66.85	63.61
Noninterest income as a percentage of total net revenue (b)	34.21	34.28	28.27	33.34	29.16
See "Notes"

WSFS FINANCIAL CORPORATION
FINANCIAL HIGHLIGHTS (Continued)
SUMMARY STATEMENT OF CONDITION
(Dollars in thousands)
(Unaudited)	Dec 31,	Sep 30,	Dec 31,
	2011	2011	2010
Assets:
Cash and due from banks	$70,889	$80,021	$49,932
Cash in non-owned ATMs	397,119	383,358	326,573
Investment securities (d)(e)	42,569	48,092	52,451
Other investments	35,765	37,812	37,790
Mortgage-backed securities (d)	829,225	784,940	713,358
Net loans (f)(g)(m)	2,712,774	2,650,005	2,575,890
Bank owned life insurance	63,392	63,153	64,243
Other assets	137,275	141,359	133,281
Total assets	$4,289,008	$4,188,740	$3,953,518
Liabilities and Stockholders' Equity:
Noninterest-bearing deposits	$525,444	$492,685	$468,098
Interest-bearing deposits	2,322,050	2,238,557	2,093,670
Total customer deposits	2,847,494	2,731,242	2,561,768
Brokered deposits	287,810	220,811	249,006
Total deposits	3,135,304	2,952,053	2,810,774

Federal Home Loan Bank advances	538,682	568,776	488,959
Other borrowings	184,938	236,294	258,647
Other liabilities	37,951	44,409	27,316

Total liabilities	3,896,875	3,801,532	3,585,696

Stockholders' equity	392,133	387,208	367,822

Total liabilities and stockholders' equity	$4,289,008	$4,188,740	$3,953,518

Capital Ratios:
Equity to asset ratio	9.14%	9.24%	9.30%
Tangible equity to asset ratio	8.41	8.49	8.52
Tangible common equity to asset ratio	7.18	7.23	7.18
Core capital (h) (required: 4.00%; well-capitalized: 5.00%)	9.28	9.35	9.49
Tier 1/Risk-based capital (h) (required: 4.00%; well-capitalized: 6.00%)	12.15	12.27	12.36
Total Risk-based capital (h) (required: 8.00%; well-capitalized: 10.00%)	13.40	13.52	13.62

Asset Quality Indicators:

Nonperforming Assets:
Nonaccruing loans	$71,093	$76,079	$76,767
Troubled debt restructuring (accruing)	8,887	8,709	7,107
Assets acquired through foreclosure	11,695	11,880	9,024
Total nonperforming assets	$91,675	$96,668	$92,898

Past due loans (i)	$965	$1,529	$465

Allowance for loan losses	$53,080	$53,188	$60,339

Ratio of nonperforming assets to total assets	2.14%	2.31%	2.35%
Ratio of allowance for loan losses to total gross loans (j)	1.92	1.97	2.30
Ratio of allowance for loan losses to nonaccruing loans	75	70	79
Ratio of quarterly net charge-offs to average gross loans (a)(f)	1.04	1.43	2.21
Ratio of year-to-date net charge-offs to average gross loans (a)(f)	1.32	1.41	1.39

See "Notes"

WSFS FINANCIAL CORPORATION
FINANCIAL HIGHLIGHTS (Continued)
AVERAGE BALANCE SHEET
(Dollars in thousands)
(Unaudited)

	Three months ended
		Dec 31, 2011			Sep 30, 2011			Dec 31, 2010
	Average	Interest &	Yield/	Average	Interest &	Yield/	Average	Interest &	Yield/
	Balance	Dividends	Rate (a)(b)	Balance	Dividends	Rate (a)(b)	Balance	Dividends	Rate (a)(b)
Assets:
Interest-earning assets:
Loans: (f) (k)
Commercial real estate loans	$723,029	$8,741	4.84%	$731,527	$8,556	4.73%	$734,177	$8,680	4.73%
Residential real estate loans (m)	290,316	3,326	4.58	293,800	3,454	4.70	333,784	4,103	4.92
Commercial loans	1,416,787	17,465	4.90	1,368,703	17,193	4.99	1,198,072	15,460	5.14
Consumer loans	294,679	3,691	4.97	296,709	3,737	5.00	292,633	3,607	4.89
Total loans (l)	2,724,811	33,223	4.92	2,690,739	32,940	4.95	2,558,666	31,850	5.02
Mortgage-backed securities (d)	809,732	6,196	3.06	801,446	7,052	3.52	738,266	7,842	4.25
Investment securities (d)(e)	48,175	150	1.25	43,959	99	0.89	51,495	120	0.93
Other interest-earning assets (n)	35,866	16	0.18	37,830	-	-	39,417	-	-
Total interest-earning assets	3,618,584	39,585	4.41	3,573,974	40,091	4.53	3,387,844	39,812	4.73

Allowance for loan losses	(54,028)			(57,125)			(63,560)
Cash and due from banks	71,936			65,997			73,953
Cash in non-owned ATMs	364,297			378,651			264,720
Bank owned life insurance	63,229			63,463			61,921
Other noninterest-earning assets	132,658			119,888			103,297
Total assets	$4,196,676			$4,144,848			$3,828,175

Liabilities and Stockholders' Equity:
Interest-bearing liabilities:
Interest-bearing deposits:
Interest-bearing demand	$366,364	$105	0.11%	$324,367	$75	0.09%	$281,658	$114	0.16%
Money market	759,454	604	0.32	731,979	720	0.39	681,101	990	0.58
Savings	375,848	250	0.26	375,243	386	0.41	248,367	132	0.21
Customer time deposits	754,023	3,056	1.61	757,975	3,237	1.69	775,036	3,905	2.00
Total interest-bearing customer deposits	2,255,689	4,015	0.71	2,189,564	4,418	0.80	1,986,162	5,141	1.03
Brokered deposits	234,922	240	0.41	209,629	201	0.38	256,121	301	0.47
Total interest-bearing deposits	2,490,611	4,255	0.68	2,399,193	4,619	0.76	2,242,283	5,442	0.96

FHLB of Pittsburgh advances	567,969	2,106	1.45	610,253	2,484	1.59	452,717	2,940	2.54
Trust preferred borrowings	67,011	360	2.10	67,011	340	1.99	67,011	343	2.00
Other borrowed funds	124,282	448	1.44	142,725	468	1.31	202,197	634	1.25
Total interest-bearing liabilities	3,249,873	7,169	0.88	3,219,182	7,911	0.98	2,964,208	9,359	1.26

Noninterest-bearing demand deposits	515,428			516,257			458,327
Other noninterest-bearing liabilities	40,229			26,001			32,966
Stockholders' equity	391,146			383,408			372,674
Total liabilities and stockholders' equity	$4,196,676			$4,144,848			$3,828,175

Excess of interest-earning assets
over interest-bearing liabilities	$368,711			$354,792			$423,636

Net interest and dividend income		$32,416			$32,180			$30,453

Interest rate spread			3.53%			3.55%			3.47%

Net interest margin			3.61%			3.63%			3.63%

See "Notes"

WSFS FINANCIAL CORPORATION
FINANCIAL HIGHLIGHTS (Continued)
(Dollars in thousands, except per share data)
(Unaudited)
	Three months ended			Twelve months ended
	Dec 31,	Sep 30,	Dec 31,	Dec 31,	Dec 31,
Stock Information:	2011	2011	2010	2011	2010

Market price of common stock:
High	$40.92	$43.69	$50.90	$49.57	$50.90
Low	30.22	30.49	36.60	30.22	25.28
Close	35.96	31.57	47.44	35.96	47.44
Book value per common share	45.19	44.97	43.15
Tangible book value per common share	41.24	40.95	39.15
Tangible common book value per common share	35.20	34.88	33.03
Number of common shares outstanding (000s)	8,678	8,611	8,525
Other Financial Data:
One-year repricing gap to total assets (l)	1.54%	2.37%	5.26%
Weighted average duration of the MBS portfolio	3.6 years	2.7 years	2.1 years
Unrealized gains on securities available-for-sale, net of taxes	$11,673	$12,801	$6,995
Number of Associates (FTEs) (o)	767	760	695
Number of offices (branches, LPO's and operations centers)	49	48	42
Number of WSFS owned ATMs	415	405	332

Notes:

(a) Annualized.
(b) Computed on a fully tax-equivalent basis.
(c) Noninterest expense divided by (tax-equivalent) net interest income and noninterest income.
(d) Includes securities available-for-sale at fair value.
(e) Includes reverse mortgages.
(f) Net of unearned income.
(g) Net of allowance for loan losses.
(h) Represents capital ratios of Wilmington Savings Fund Society, FSB and subsidiaries.
(i) Accruing loans which are contractually past due 90 days or more as to principal or interest.
(j) Excludes loans held-for-sale.
(k) Nonperforming loans are included in average balance computations.
(l) The difference between projected amounts of interest-sensitive assets and interest-sensitive liabilities repricing within one year divided by total assets, based on a current interest rate scenario.
(m) Includes loans held-for-sale.
(n) The FHLB of Pittsburgh has suspended dividend payments as of December 31, 2008.
(o) Includes summer Associates, when applicable.